Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SELLAS Life Sciences Group, Inc. (the “Company”) of our report dated March 22, 2019, relating to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty).

/s/ Moss Adams LLP

San Francisco, California
April 5, 2019